EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

November 7, 2018

AquaVenture Holdings Limited Announces Second Quarter 2018 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM  (“WAASTM”) solutions, today reported financial results for the quarter ended September 30, 2018.

Highlights

•

Total revenues for the three months ended September 30, 2018 were $36.8 million compared to $29.8 million in the same period of 2017, reflecting a 23.7% increase.  On a segment basis, revenues for Quench and Seven Seas Water increased 35.2% and 10.8%, respectively, over the prior year period.

•	Net loss for the three months ended September 30, 2018 was $2.7 million, or ($0.10) per share, compared to net loss of $7.3 million, or ($0.28) per share, in the same period of 2017.
•

Adjusted EBITDA for the three months ended September 30, 2018 was $12.7 million, a 26.6% increase over the same period of 2017. Adjusted EBITDA Margin was 34.4%, an improvement of 80 basis points over 33.6% in the prior year period.

•	Adjusted EBITDA plus principal collected on the Peru construction contract for the three months ended September 30, 2018 increased 24.8% to $13.9 million from $11.2 million in the same period of 2017.
•

Quench completed the acquisition of Alpine Water Systems during the three months ended September 30, 2018, acquiring substantially all of its point-of-use water filtration assets on August 6. In addition, on October 1, 2018, Quench acquired the point-of-use water filtration assets of Quality Water Services and completed the sale of its Atlas High Purity Solutions unit.

•	On October 4, 2018, Seven Seas Water entered into an agreement with the Water Corporation of Anguilla to supply potable water under a 10-year contract.
•

On November 1, 2018, AquaVenture Holdings acquired AUC, a provider of wastewater treatment and water reuse solutions.  The acquisition was funded with existing cash and proceeds from an expansion of our senior secured credit agreement.

 “I am pleased to report another quarter of double-digit revenue and Adjusted EBITDA growth, in addition to continued success on the execution of our organic and inorganic growth strategies,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer. “Our financial results were driven by both organic increases from strong underlying business operations and inorganic additions from completed acquisitions.  In addition, in October we completed an additional tuck-in acquisition in Quench and we entered into a water sale agreement with a new Caribbean water customer. In November, we acquired AUC, a provider of wastewater treatment and water reuse solutions, and we amended our senior secured credit agreement to accommodate our increased borrowing to fund the AUC acquisition and reduce the cost of our loans.  The collective result of these transactions is the expansion of our Water-as-a-Service solutions into new geographies, for new customers, with a broader array of offered products and services.  We are excited to see the results of our M&A efforts, and continue to actively work on additional deal opportunities, including the previously announced Ghanaian transaction.  We strive to continue this momentum through the remainder of the year and look forward to building on our commitment under Tony’s leadership next year to bring clean, potable water to more people throughout the world.”

Recent Developments

Quench Transactions.  On October 1, 2018, Quench acquired substantially all the assets of Quality Water Services, a point-of-use water filtration company based in Seattle, Washington. This transaction added approximately 1,200 rental units to Quench’s installed asset base and increased customer density in the important Seattle market, a top-12 U.S. Metro area.

On October 1, 2018, Quench sold substantially all of the assets of its Atlas High Purity Solutions unit.  The aggregate sale price, subject to working capital adjustments, was approximately $3.0 million, including $2.7 million in cash and a receivable from the buyer of $0.3 million, and the assumption of certain liabilities. Atlas High Purity Solutions was acquired in connection with the Atlas Watersystems transaction in June 2014.

Seven Seas Water Transactions. On October 4, 2018, Seven Seas Water entered into an agreement with the Water Corporation of Anguilla, the public water utility of Anguilla, to supply potable water under a 10-year contract. Water production, which will commence immediately, will be at an initial capacity of 500,000 gallons per day and expand to 750,000 gallons per day within the next several months.

Acquisition of AUC. On November 1, 2018, AquaVenture Holdings completed the acquisition of all of the issued and outstanding membership interests of AUC Acquisitions Holdings (“AUC”) for an aggregate purchase price of approximately $130.0 million, including $128.0 million cash and 121,956 AquaVenture ordinary shares, subject to adjustment as provided in the purchase agreement. The acquisition expands the Company’s WAAS offerings in the wastewater treatment and water reuse businesses and broadens the Company’s portfolio in the United States.

Corporate Debt Financing. On November 1, 2018, AquaVenture amended its senior secured credit agreement to increase its borrowings to $260.0 million, a net increase of $110.0 million, and reduce the interest rate for the existing $150.0 million borrowings by 50 basis points on both the variable and fixed portions.  As a result, $145.0 million of borrowings bear interest at a variable rate of LIBOR plus 5.5% with a LIBOR floor of 1.0% and the remaining $115.0 million of borrowings bear interest at a weighted average fixed rate of 8.0%. All other terms of the amended credit agreement remain substantially unchanged.  Proceeds from the incremental borrowing were used to fund the acquisition of AUC.

Consolidated Financial Performance

For the third quarter of 2018, total revenues increased 23.7% to $36.8 million from $29.8 million in the 2017 period.  Total gross margin decreased 150 basis points to 53.4% for the third quarter of 2018 from 54.9% in the same period of 2017.

Total selling, general and administrative expenses (“SG&A”) increased to $20.8 million in the third quarter of 2018 from $18.4 million in the same period of 2017.

Net loss for the third quarter of 2018 was $2.7 million, compared to a net loss of $7.3 million in the same period of 2017.  Included in the net loss for the three months ended September 30, 2018 was a non-cash income tax benefit of $3.1 million related to the release of a deferred tax asset valuation allowance. Adjusted EBITDA was $12.7 million for the third quarter of 2018, a 26.6% increase over $10.0 million in the prior year period. Adjusted EBITDA Margin of

34.4% for the third quarter of 2018 increased 80 basis points from 33.6% in the same period of 2017. Adjusted EBITDA plus the principal collected on the Peru construction contract was $13.9 million in the third quarter of 2018, an increase of 24.8% over $11.2 million in the same period of 2017.

Net cash provided by operating activities for the quarter ended September 30, 2018 was $8.3 million compared to $2.2 million for the same period of 2017. Capital expenditures were $5.7 million for the third quarter of 2018, compared to $4.1 million in the same period of 2017.

As of September 30, 2018, cash and cash equivalents were $93.6 million and total debt was $171.1 million.

For the nine months ended September 30, 2018, total revenue increased 17.2% to $103.8 million from $88.6 million in the same period of 2017. Gross margin was 52.9%, relatively flat compared to the prior year period.  Total SG&A increased to $59.7 million for the nine months ended September 30, 2018, compared to $53.0 million for the same period of 2017.  Net loss for the nine months ended September 30, 2018 was $14.0 million, or ($0.53) per share, compared to a net loss of $18.6 million, or ($0.70) per share, in the prior year period.

Adjusted EBITDA was $34.2 million for the nine months ended September 30, 2018, a 20.5% increase over Adjusted EBITDA of $28.4 million in the same period of 2017.  Adjusted EBITDA Margin increased 90 basis points to 33.0%, compared to 32.1% in the prior year period. Adjusted EBITDA plus the principal collected on the Peru construction contract was $37.9 million for the nine months ended September 30, 2018, an increase of 19.3% over the same period of 2017.

Net cash provided by operating activities for the nine months ended September 30, 2018 was $22.0 million compared to $14.6 for the same period of 2017.  In addition, capital expenditures were $12.9 million, compared to $11.2 million in the prior year period.

Third quarter 2018 Segment Results

Seven Seas Water

Seven Seas Water revenues of $15.6 million for the third quarter of 2018 increased 10.8% from $14.1 million in the same period of 2017. This organic increase was driven by (i) $0.5 million higher revenues in our USVI operations, primarily due to increases in production volumes in the current quarter compared to the same period of 2017, (ii) a $0.4 million increase in revenues in our St. Maarten operations due to lower revenues in the prior year period resulting from hurricanes Irma and Maria, and (iii) higher revenues in our Trinidad and BVI plants primarily driven by increases in the water rate compared to the prior year period. These increases were offset in part by a $0.1 million decrease in financing revenue as a result of the continued amortization of the long-term receivables.

Seven Seas Water gross margin of 56.6% for the third quarter of 2018 decreased 100 basis points from 57.6% in the same period of 2017, primarily related to a decline in our bulk water gross margin as well as a decrease in financing revenue as a result of the continued amortization of the long-term receivables. Bulk water gross margin of 53.7% decreased 20 basis points compared to the prior year period, primarily due to better-than-expected performance in the prior year period in our Peru operations (including the timing of certain repairs and maintenance activities), partially offset by improved margins in BVI driven by higher revenues without a commensurate increase in costs and in St. Maarten primarily due to the aforementioned impact of the hurricanes in the prior year period.

Seven Seas Water SG&A for the third quarter of 2018 increased $0.3 million to $7.6 million compared to the prior year period, primarily due to higher share-based compensation expense due to new equity awards granted in the first quarter of 2018.

Net income for our Seven Seas Water segment was $0.4 million for the three months ended September 30, 2018 compared to a net loss of $2.6 million in the same period of 2017. Included in the net income for the three months ended September 30, 2018 was a non-cash income tax benefit of $3.1 million related to the release of a deferred tax asset valuation allowance.  Adjusted EBITDA of $7.7 million for the third quarter of 2018 increased 6.7% over $7.2 million in the prior year period. Adjusted EBITDA Margin decreased 190 basis points to 49.2% in the third quarter of 2018 from 51.1% in the same period of 2017. Adjusted EBITDA plus principal collected on the Peru construction contract was $8.9 million in the third quarter of 2018, an increase of 7.0% over $8.3 million in the prior year period.

For the nine months ended September 30, 2018, Seven Seas Water revenues were $45.7 million, an increase of 6.3% over revenues of $43.0 million in the same period of 2017.  Gross margin increased 370 basis points to 56.2% from 52.5% in the prior year period. Total SG&A expenses for the nine months ended September 30, 2018 increased $1.6 million to $22.4 million from $20.8 million in the same period of 2017.  Net loss for the nine months ended September 30, 2018 was $3.6 million compared to a net loss of $7.3 million for the same period of 2017. Adjusted EBITDA was $22.2 million for the nine months ended September 30, 2018, an increase of 14.3% over $19.4 million in the same period of 2017. Adjusted EBITDA Margin increased 340 basis points to 48.6% from 45.2% in the prior year period. Adjusted EBITDA plus principal collected on the Peru construction contract was $25.8 million, a 13.5% increase over $22.8 million in the same period of 2017.

Quench

Quench revenues of $21.2 million for the third quarter of 2018 increased 35.2% from $15.7 million in the same period of 2017.  Rental revenues increased $2.8 million, or 21.1%, compared to the prior year period, including 6.8% organic growth from additional units placed under new leases in excess of unit attrition. Other revenues increased $2.7 million compared to the same period of 2017, driven by the inclusion of dealer equipment sales resulting from our September 2017 Wellsys acquisition, as well as higher direct customer equipment sales and coffee sales compared to the prior year period.

Quench gross margin for the third quarter of 2018 decreased 140 basis points to 51.0% from 52.4% for the same period of 2017, primarily due to the inclusion of lower-margin equipment revenue from our Wellsys business that was acquired in September 2017, which is recorded in other revenues. Partially offsetting this was a 150 basis points increase in rental gross margin, primarily due to a higher allocation of service personnel costs to capitalizable installation activities compared to the prior year period.

Quench SG&A for the third quarter of 2018 increased $2.4 million to $12.2 million compared to the same period of 2017.  The increase was driven by $0.7 million higher compensation and benefits expense primarily driven by increased headcount from the inclusion of staff added from certain acquisitions and additional resources to support our inorganic growth strategy, $0.6 million higher amortization expense primarily related to intangible assets from recent acquisitions, $0.3 million increase in loss on disposal of assets and $0.1 million higher share-based compensation expense due to new equity awards granted in the first quarter of 2018.

Quench had a net loss of $2.3 million for the third quarter of 2018 compared to a net loss of $3.0 million in the prior year period. Adjusted EBITDA of $5.7 million for the third quarter of 2018 increased 47.7% over $3.9 million in the same period of 2017. Adjusted EBITDA Margin increased 230 basis points to 27.0% in the third quarter of 2018 from 24.7% in the prior year period.

For the nine months ended September 30, 2018, Quench reported total revenue of $58.1 million, a 27.4% increase compared to the prior year period revenue of $45.6 million. Gross margin decreased 320 basis points to 50.3% compared to 53.5% in the same period of 2017. Total SG&A expenses for the nine months ended September 30, 2018 increased $5.1 million to $34.1 million.  Net loss for nine months ended September 30, 2018 was $7.2 million, compared to a net loss of $8.2 million in the same period of 2017. Adjusted EBITDA was $14.5 million for the nine months ended September 30, 2018, a 22.5% increase over $11.8 million in the same period of 2017.  Adjusted EBITDA Margin decreased 100 basis points to 24.9% compared to 25.9% in the prior year period.

Corporate and Other

Corporate and Other SG&A for the third quarter of 2018 decreased to $1.0 million from $1.3 million in the same period of 2017.  For the nine months ended September 30, 2018, SG&A was $3.2 million compared to $3.3 million in the prior year period.

2018 Outlook

For the full year 2018 outlook, the Company has incorporated the anticipated impacts of the acquisitions completed since the beginning of 2018, including the most recently announced acquisition of AUC.  As a result, the Company increased its full year 2018 outlook and now expects to achieve the following results:

•	Revenues between $141 million and $144 million;
•	Adjusted EBITDA between $46 million and $48 million;
•	Principal collected on the Peru construction contract is projected to be $4.9 million; and
•	Adjusted EBITDA plus the principal collected on the Peru construction contract between $51 million and $53 million.

The impact of the binding agreement with Abengoa Water to purchase a majority interest in a desalination plant in Accra, Ghana has not been included in the 2018 outlook due to the pending conditions precedent.

The above statements are based on current expectations and supersede previously provided guidance. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAAS™ solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a leading provider of filtered water systems and related services with over 125,000 units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Wednesday, November 7, 2018 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through November 14, 2018 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13684101. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2018 financial results; expectations regarding future business development and acquisition activities; its expectations regarding performance, growth, cash flows and margins from recently completed and pending acquisitions; and the impacts on operating results of the timing, size, integration and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$93,617	$118,090
Restricted cash	2,000	—
Trade receivables, net of allowances of $782 and $1,045, respectively	19,497	19,593
Inventory	9,703	8,228
Current portion of long-term receivables	6,257	6,878
Prepaid expenses and other current assets	3,855	3,874
Total current assets	134,929	156,663
Property, plant and equipment, net	114,969	112,771
Construction in progress	9,773	10,437
Restricted cash	3,637	4,269
Long-term receivables	39,823	43,796
Other assets	5,139	4,307
Deferred tax asset	3,157	38
Intangible assets, net	129,333	122,169
Goodwill	108,244	99,495
Total assets	$549,004	$553,945
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,425	$3,508
Accrued liabilities	12,763	12,837
Current portion of long-term debt	6,400	6,483
Deferred revenue	3,412	2,454
Total current liabilities	27,000	25,282
Long-term debt	164,719	167,772
Deferred tax liability	5,502	5,266
Other long-term liabilities	11,757	11,429
Total liabilities	208,978	209,749
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,600 and 26,482 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	578,506	568,593
Accumulated other comprehensive income	(101)	(17)
Accumulated deficit	(238,379)	(224,380)
Total shareholders' equity	340,026	344,196
Total liabilities and shareholders' equity	$549,004	$553,945

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Bulk water	$14,626	$12,972	$42,682	$39,551
Rental	16,261	13,428	45,041	39,238
Financing	985	1,118	3,048	3,451
Other	4,952	2,259	13,012	6,318
Total revenues	36,824	29,777	103,783	88,558
Cost of revenues:
Bulk water	6,771	5,975	20,021	20,415
Rental	7,130	6,083	20,240	17,508
Other	3,256	1,385	8,624	3,692
Total cost of revenues	17,157	13,443	48,885	41,615
Gross profit	19,667	16,334	54,898	46,943
Selling, general and administrative expenses	20,826	18,430	59,689	53,040
Loss from operations	(1,159)	(2,096)	(4,791)	(6,097)
Other expense:
Interest expense, net	(3,396)	(2,942)	(10,000)	(8,303)
Other expense, net	(228)	(1,453)	(520)	(1,728)
Loss before income tax expense	(4,783)	(6,491)	(15,311)	(16,128)
Income tax expense (benefit)	(2,051)	797	(1,312)	2,451
Net loss	(2,732)	(7,288)	(13,999)	(18,579)
Other comprehensive income:
Foreign currency translation adjustment	106	(13)	(84)	(13)
Comprehensive loss	$(2,626)	$(7,301)	$(14,083)	$(18,592)

Loss per share – basic and diluted	$(0.10)	$(0.28)	$(0.53)	$(0.70)

Weighted-average shares outstanding – basic and diluted	26,590	26,441	26,544	26,414

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(13,999)	$(18,579)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,761	21,776
Share-based compensation expense	10,002	9,052
Provision for bad debts	695	450
Deferred income tax provision	(2,882)	1,736
Inventory adjustment	253	153
Loss on extinguishment of debt	—	1,389
Loss on disposal of assets	1,506	884
Amortization of debt financing fees	712	624
Other	38	97
Change in operating assets and liabilities:
Trade receivables	236	(2,312)
Inventory	(1,407)	(1,766)
Prepaid expenses and other current assets	142	(1,146)
Long-term receivable	4,596	4,674
Other assets	(2,643)	(2,017)
Current liabilities	(253)	(45)
Long-term liabilities	291	(398)
Net cash provided by operating activities	22,048	14,572
Cash flows from investing activities:
Capital expenditures	(12,930)	(11,245)
Net cash paid for acquisition of assets or business	(27,097)	(9,921)
Other	16	22
Net cash used in investing activities	(40,011)	(21,144)
Cash flows from financing activities:
Proceeds from long-term debt	—	150,000
Payments of long-term debt	(4,975)	(117,028)
Payment of debt financing fees	(71)	(3,579)
Payments related to debt extinguishment	—	(433)
Proceeds from exercise of stock options	86	49
Shares withheld to cover minimum tax withholdings on equity awards	(307)	(356)
Proceeds from the issuance of Employee Stock Purchase Plan shares	132	75
Issuance costs from issuance of ordinary shares in IPO	—	(1,169)
Net cash used in financing activities	(5,135)	27,559
Effect of exchange rates on cash, cash equivalents and restricted cash	(7)	1
Change in cash, cash equivalents and restricted cash	(23,105)	20,988
Cash, cash equivalents and restricted cash at beginning of period	122,359	101,395
Cash, cash equivalents and restricted cash at end of period	$99,254	$122,383

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$14,626	$—	$—	$14,626	$12,972	$—	$—	$12,972
Rental	—	16,261	—	16,261	—	13,428	—	13,428
Financing	985	—	—	985	1,118	—	—	1,118
Other	—	4,952	—	4,952	—	2,259	—	2,259
Total revenues	15,611	21,213	—	36,824	14,090	15,687	—	29,777
Gross profit:
Bulk water	7,855	—	—	7,855	6,997	—	—	6,997
Rental	—	9,131	—	9,131	—	7,345	—	7,345
Financing	985	—	—	985	1,118	—	—	1,118
Other	—	1,696	—	1,696	—	874	—	874
Total gross profit	8,840	10,827	—	19,667	8,115	8,219	—	16,334
Selling, general and administrative expenses	7,616	12,194	1,016	20,826	7,303	9,828	1,299	18,430
Income (loss) from operations	1,224	(1,367)	(1,016)	(1,159)	812	(1,609)	(1,299)	(2,096)
Other (expense) income, net	(3,044)	(806)	226	(3,624)	(2,651)	(1,359)	(385)	(4,395)
Loss before income tax expense	(1,820)	(2,173)	(790)	(4,783)	(1,839)	(2,968)	(1,684)	(6,491)
Income tax (benefit) expense	(2,193)	142	—	(2,051)	741	56	—	797
Net income (loss)	$373	$(2,315)	$(790)	$(2,732)	$(2,580)	$(3,024)	$(1,684)	$(7,288)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Nine months Ended September 30, 2018				Nine months Ended September 30, 2017
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$42,682	$—	$—	$42,682	$39,551	$—	$—	$39,551
Rental	—	45,041	—	45,041	—	39,238	—	39,238
Financing	3,048	—	—	3,048	3,451	—	—	3,451
Other	—	13,012	—	13,012	—	6,318	—	6,318
Total revenues	45,730	58,053	—	103,783	43,002	45,556	—	88,558
Gross profit:
Bulk water	22,661	—	—	22,661	19,136	—	—	19,136
Rental	—	24,801	—	24,801	—	21,730	—	21,730
Financing	3,048	—	—	3,048	3,451	—	—	3,451
Other	—	4,388	—	4,388	—	2,626	—	2,626
Total gross profit	25,709	29,189	—	54,898	22,587	24,356	—	46,943
Selling, general and administrative expenses	22,361	34,101	3,227	59,689	20,768	28,988	3,284	53,040
Income (loss) from operations	3,348	(4,912)	(3,227)	(4,791)	1,819	(4,632)	(3,284)	(6,097)
Other (expense) income, net	(8,129)	(2,363)	(28)	(10,520)	(6,868)	(3,395)	232	(10,031)
Loss before income tax expense	(4,781)	(7,275)	(3,255)	(15,311)	(5,049)	(8,027)	(3,052)	(16,128)
Income tax (benefit) expense	(1,227)	(85)	—	(1,312)	2,230	221	—	2,451
Net loss	$(3,554)	$(7,190)	$(3,255)	$(13,999)	$(7,279)	$(8,248)	$(3,052)	$(18,579)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense; gain or loss on disposal of assets; acquisition‑related expenses, including professional fees, purchase consideration recorded as compensation expense for acquired employees, and other expenses related to acquisitions; goodwill impairment charges; changes in deferred revenue related to our bulk water business; ERP system implementation charges for a SaaS solution and certain adjustments recorded in connection with purchase accounting for acquisitions.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$373	$(2,315)	$(790)	$(2,732)
Depreciation and amortization	3,672	5,038	—	8,710
Interest expense (income), net	2,817	805	(226)	3,396
Income tax (benefit) expense	(2,193)	142	—	(2,051)
Share-based compensation expense	2,174	988	191	3,353
Loss on disposal of assets	8	560	—	568
Acquisition-related expenses	699	196	95	990
Changes in deferred revenue related to our bulk water business	134	—	—	134
ERP implementation charges for a SAAS solution	—	315	—	315
Adjusted EBITDA	$7,684	$5,729	$(730)	$12,683

Adjusted EBITDA Margin	49.2%	27.0%	—%	34.4%

	Three Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(2,580)	$(3,024)	$(1,684)	$(7,288)
Depreciation and amortization	3,589	3,856	—	7,455
Interest expense (income), net	1,767	790	385	2,942
Income tax expense	741	56	—	797
Share-based compensation expense	2,048	855	239	3,142
(Gain) loss on disposal of assets	(22)	264	—	242
Acquisition-related expenses	738	139	—	877
Changes in deferred revenue related to our bulk water business	98	—	—	98
ERP implementation charges for a SAAS solution	—	373	—	373
Loss on debt extinguishment	820	569	—	1,389
Adjusted EBITDA	$7,199	$3,878	$(1,060)	$10,017

Adjusted EBITDA Margin	51.1%	24.7%	—%	33.6%

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Nine months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(3,554)	$(7,190)	$(3,255)	$(13,999)
Depreciation and amortization	10,911	13,850	—	24,761
Interest expense, net	7,620	2,353	27	10,000
Income tax benefit	(1,227)	(85)	—	(1,312)
Share-based compensation expense	6,437	2,888	677	10,002
Loss on disposal of assets	240	1,266	—	1,506
Acquisition-related expenses	1,405	372	95	1,872
Changes in deferred revenue related to our bulk water business	380	—	—	380
ERP implementation charges for a SAAS solution	—	1,026	—	1,026
Adjusted EBITDA	$22,212	$14,480	$(2,456)	$34,236

Adjusted EBITDA Margin	48.6%	24.9%	—%	33.0%

	Nine months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(7,279)	$(8,248)	$(3,052)	$(18,579)
Depreciation and amortization	10,716	11,060	—	21,776
Interest expense (income), net	5,709	2,826	(232)	8,303
Income tax expense	2,230	221	—	2,451
Share-based compensation expense	6,084	2,528	440	9,052
(Gain) loss on disposal of assets	(22)	906	—	884
Acquisition-related expenses	801	139	—	940
Changes in deferred revenue related to our bulk water business	368	—	—	368
ERP implementation charges for a SAAS solution	—	1,820	—	1,820
Loss on debt extinguishment	820	569	—	1,389
Adjusted EBITDA	$19,427	$11,821	$(2,844)	$28,404

Adjusted EBITDA Margin	45.2%	25.9%	—%	32.1%

KEY METRICS

Principal collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to the contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a long-term receivable.  Prior to the adoption of the new revenue recognition standard on January 1, 2018, the principal and interest portions of these payments were not recognized as revenue in our consolidated financial statements and therefore were not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.  As a result of the adoption of the new revenue recognition standard, all financial information presented herein has been restated, including recording the interest portion of these payments as revenue and, thus, including them in Adjusted EBITDA and in determining Adjusted EBITDA Margin.  The principal collected on the Peru construction contract remains the only portion of these monthly payments that is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in the determination Adjusted EBITDA Margin.

	Three Months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,237	$—	$—	$1,237

	Three Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,140	$—	$—	$1,140

	Nine months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$3,637	$—	$—	$3,637

	Nine months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$3,350	$—	$—	$3,350

Adjusted EBITDA plus Principal collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the principal we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the principal collected on the Peru construction contract is presented.

	Three Months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$8,921	$5,729	$(730)	$13,920

	Three Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$8,339	$3,878	$(1,060)	$11,157

	Nine months Ended September 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$25,849	$14,480	$(2,456)	$37,873

	Nine months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$22,777	$11,821	$(2,844)	$31,754